UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 17, 2006 enherent Corp.
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation)	0-23315 (Commission File Number)	13-3914972 (I.R.S. Employer Identification No.)
192 Lexington Avenue
New York, New York 10016
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (212) 889-7722
NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01      Entry into a Material Definitive Agreement
     On April 17, 2006, enherent Corp. (the “Company”) entered into a new employment agreement with Lori Stanley, Corporate Secretary and General Counsel of the Company. The agreement was effective as of April 1, 2006, the date on which her previous employment agreement had expired. The new agreement was on substantially the same terms as the prior agreement. Pursuant to the terms of her employment agreement, Ms. Stanley receives an annual base salary of $175,000. The employment agreement provided for an annual performance bonus of up to ten percent of her base salary based on personal and company goals to be determined by the Company. The term of Ms. Stanley’s employment agreement commenced as of April 1, 2006 and continues until April 1, 2007. The agreement is subject to automatic annual renewal unless either party delivered to the other written notice of non-renewal at least 30 days before the annual anniversary of April 1.
     In the event that Ms. Stanley’s employment is terminated by us without “cause” or by Ms. Stanley for “good reason” (“cause” and “good reason” are defined in the employment agreement), we will be required to make a severance payment to Ms. Stanley equal to six months of her base salary; provided however, no severance payment shall be due if we decide not to renew her employment. In addition, Ms. Stanley will be prohibited from competing with us or soliciting our employees within the geographic area set forth in her employment agreement for a period of one year after the date of termination of her employment for any reason.
Item 5.02.      Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     On April 17, 2006, Douglas A. Catalano informed the Chairman of the Board of Directors of the Company of his intention to retire as a member of the Company’s Board of Directors effective May 1, 2006. Mr. Catalano’s retirement from the Audit Committee and the Nominating and Governance Committee will also be effective as of May 1, 2006. Mr. Catalano’s retirement is not as a result of any disagreement with the Company.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

enherent Corp.
Date: April 21, 2006	By:	/s/ Pamela Fredette
Pamela Fredette, President and
Chief Executive Officer